UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

______________________________________________________________________________

Name:                                                                                                                    O'Connor Multi-Strategy Fund of Funds

Address of Principal Business Offices  (No. & Street, City, State, Zip Code):

677 Washington Boulevard
Stamford, Connecticut 06901

Telephone Number (including area code):                                                                           (203) 719-1850

Name and address of agent for service of process:

Robert F. Aufenanger
UBS Alternative and Quantitative Investments LLC
299 Park Avenue
New York, New York  10171

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes           [X]           No           [   ]

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and State of New York on the 1st day of December, 2010.

O'Connor Multi-Strategy Fund of Funds

By:	/s/ Robert F. Aufenanger
	Name:	Robert F. Aufenanger
	Title:	Authorized Person

Attest:	/s/ Brad A. Green
Name: Brad A. Green